Exhibit 10.2

CLARIFICATION AGREEMENT

This Clarification Agreement (this “Agreement”) is entered into as of May 18, 2026, by and between Mango & Peaches Corp., a Texas corporation (the “Company”), and Jacob Cohen, an individual (“Holder”).

RECITALS

WHEREAS, the Holder was issued shares of common stock of the Company (the “Shares”) on or around May 13, 2025 (the “Original Issuance Date”); and

WHEREAS, the Company and the Holder desire to clarify their mutual understanding and intent regarding the economic participation associated with the Shares from and after the Original Issuance Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Clarification of Economic Intent. The Company and the Holder hereby acknowledge and agree that, notwithstanding anything to the contrary contained in any prior agreement, instrument or understanding, it was never the intent of the parties that the Holder would participate in, bear responsibility for, or otherwise be allocated any losses, liabilities, negative capital accounts, deficits, indebtedness, obligations or other negative economic attributes of the Company or any of its subsidiaries or affiliates by virtue of the Holder’s ownership of the Shares.

2.	Participation in Positive Economic Value. The parties acknowledge and agree that the Holder shall remain entitled to participate in the positive economic value associated with the Shares, including any appreciation in value of the Shares and any dividends, distributions, sale proceeds, merger consideration, liquidation proceeds or other economic benefits payable in respect of the Shares, subject in all respects to the terms of the Company’s organizational documents and applicable law.

3.	Effective Date; Clarification Only. This Agreement is intended solely to memorialize and clarify the original intent and understanding of the parties existing as of the Original Issuance Date, and the parties acknowledge and agree that this Agreement shall be deemed effective as of the Original Issuance Date for all purposes.

4.	No Amendment to Organizational Documents. Except as expressly set forth herein, nothing in this Agreement shall amend or modify the certificate of formation, bylaws or other organizational documents of the Company.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

6.	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Electronic or facsimile signatures shall be deemed valid and binding to the same extent as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, with the intent and agreement that its terms shall be effective retroactively to the Original Issuance Date.

“Company”

Mango & Peaches Corp.

By:	/s/ Jacob Cohen
Its:	CEO/Chairman
Printed Name:	Jacob Cohen

“Holder”

/s/ Jacob Cohen
Jacob Cohen

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